EXHIBIT 10.9

                       AMENDMENTS TO EMPLOYMENT AGREEMENT

         Amendments to the Employment Agreement, entered into on August 1, 2002 (the "Employment Date"), between Genesis Technology Group, Inc., a Florida Corporation ("Company") and Gary Wolfson ("Wolfson").

         The Company desires to continue employing Mr. Gary Wolfson as Chief Executive Officer of the Company, and wishes to provide Wolfson with certain compensation and benefits in return for his services.

         As provided in Provision 7.8: This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto. This Amendment, dated August 1, 2003, complies with this provision and has been duly executed among parties.

         Amendments to the Agreement refer to the provisions of the original document. Only amended, modified, altered or supplemented provisions are listed below; those not listed remain en force as written in the original

         1.1 TERM OF EMPLOYMENT. Subject to the provisions of Section 4, the term of Wolfson's employment under this Agreement will be from August 1, 2003 to July 31, 2005 (the "Term"). This contract may be renewable upon mutual consent of parties.

         2.2 OPTIONS IN GENESIS TECHNOLOGY GROUP. Upon execution of this Agreement, Wolfson will receive 1.25 million Genesis Technology Group stock options at a price equal to the closing price on the date of issue. These options may be issued to Wolfson or his designee, as long as such transfer does not violate any SEC rule or regulation. These options cover the employment period through July 31, 2004. Pending board approval, an additional 2 million options will be granted for the year August 1, 2004 through July 31, 2005, under the same conditions.

         2.5 ALLOWANCES. a. An automobile allowance of $500 per month. b. Cellular telephone allowance of $150 per month.

         2.9 CHANGE OF CONTROL. In the event Company is acquired, or is the non-surviving party in a merger or sells all or substantially all of its assets, this Agreement shall remain en force, except with the position or title of Wolfson, which may change with such an event. Otherwise, the benefits and compensation as described in the Agreement and amended in this document remain in place for the term of the contract.

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         2.10     OTHER BENEFITS TO EMPLOYEE (NEW PROVISION). Company shall
                  maintain a health insurance program and dental plan for employees, at its expense.

         7.2      NOTICES.

                  Genesis Technology Group, Inc.       Gary Wolfson
                  777 Yamato Road, Suite 130           20347 Monteverdi Circle
                  Boca Raton, Florida 33431            Boca Raton, Florida 33498

         7.10 ENTIRE AGREEMENT. This Agreement, the Exhibits, amendments, and other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT EFFECTIVE ON THE DAY AND YEAR BELOW.


 Gary Wolfson                           Genesis Technology Group, Inc.


 /s/ Gary Wolfson                       /s/ James Wang
 ----------------                       --------------
                                        By: James Wang
                                            Chairman of the Board


 Date:  August 1, 2003                  Date:  August 1, 2003




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